Exhibit 21

                         Subsidiaries of the Registrant

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                   SUBSIDIARIES OF GOLDEN RIVER RESOURCES INC.

NAME OF SUBSIDIARY                               JURISDICTION OF INCORPORATION

Rob Roy Resources Inc.                           British Columbia

La Mexicana Resources S.A. de C.V.               Mexico


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                                   Exhibit 27

                            Financial Data Schedule
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